Exhibit 99.1

UNIVERSITY OF MICHIGAN INFORMS INTERLEUKIN GENETICS OF STUDY RESULTS USING THE PST GENETIC TEST IN DETERMINING THE FREQUENCY OF DENTAL CLEANINGS

08/06/2012

Second annual dental cleaning does not reduce tooth loss in low risk patient population;
High risk population benefits from additional care

WALTHAM, Mass. – August 6, 2012 – Interleukin Genetics, Inc. (OTCQB: ILIU) announced today that the Company has received top line results from the Periodontal Disease Prevention Study (PDPS) being conducted by the University of Michigan School of Dentistry. The preliminary results indicate that in Low Risk patients, there was no significant difference between two dental preventive visits per year and one preventive visit per year in reducing the percentage of patients who had tooth extractions over the 16 year monitoring period; 13.8% versus 16.4% (p=0.092 ns). In addition, results indicate that in High Risk patients, two preventive visits per year significantly reduced the percentage of patients who had extractions over a 16 year monitoring period compared to one preventive visit per year; 16.9% vs. 22.1% (p=0.002). There was also a positive relationship between number of risk factors and the percentage of patients with extractions (p<0.001). The Low Risk population (approximately 47% of the study) was defined as non-smokers, genetically negative per the Company’s PST test and no history of diabetes. High Risk patients were defined as having one or more risk factors, i.e. PST positive, diabetes or smoking.

“For more than 50 years, adult patients have been advised to visit the dentist every six months for an examination and cleaning. However, the data from this study appears to question the every six months, one-size-fits-all model for preventive dental visits for adults in a low risk population,” said Lewis H. Bender, Chief Executive Officer of Interleukin Genetics. “These results support movement towards more personalized preventive measures for the management of periodontal disease in low risk individuals, while encouraging more preventive care in high risk patients.”

The PDPS was led by William Giannobile, D.D.S., D.Med.Sc., Director of the Michigan Center for Oral Health Research and Chair of the Department of Periodontics and Oral Medicine at the University of Michigan School of Dentistry, and enrolled approximately 5,400 consenting adults. Patients were identified through a large dental claims database with more than 16 consecutive years of documented oral health history. Participants provided a DNA sample and information on other risk factors to allow them to be classified as either Low Risk or High Risk for periodontitis development. The PST Genetic Test identifies individuals with increased risk for severe and progressive periodontal disease and significant tooth loss based on a proprietary panel of genetic variations that predispose an individual to over-express inflammation. Investigators intend to seek to publish the study results as soon as possible.

Approximately 8 to 15 percent of adult Americans have moderate to severe periodontitis, which, if not diagnosed early and treated properly, can lead to tooth loss, and major changes in appearance. In addition, clinical studies have associated severe periodontal disease with increased risk for heart attacks, strokes and other systemic diseases. Multiple studies have shown that a small number of risk factors, including smoking, diabetes and genetics, are responsible for much of the differences among patients in the severity and progression of periodontal disease. This study was funded by Renaissance Health Service Corporation, a nonprofit organization focused on the advancement of oral health.

About Periodontal Disease and Oral Health Care
According to the American Academy of Periodontology, periodontitis (gum disease) is a chronic inflammatory disease initiated by bacterial accumulations on the teeth. If untreated, or inadequately treated, periodontitis destroys the bone and soft tissues that support the teeth and ultimately leads to tooth loss. Although bacteria are essential for initiating periodontitis, the severity of disease and response to treatment is the result of disease modifying factors including smoking, diabetes, and genetics. Multiple studies have shown that genetic factors are responsible for more than 50 percent of the differences among patients in the severity of periodontal disease. Recent studies link periodontitis with diabetes, heart disease, stroke, premature births, and low-weight births. According to information from the Center for Disease Control and Prevention, one-fourth of U.S. adults aged 60 and older have lost all of their teeth. In 2009, an estimated $102 billion was spent on dental services in the United States, and each year Americans make about 500 million visits to dentists. More information is available through the American Academy of Periodontology at www.perio.org.

About Interleukin Genetics, Inc.
Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets a line of genetic tests under the Inherent Health® and PST® brands. The products empower individuals to prevent certain chronic conditions and manage their existing health and wellness through genetic-based insights with actionable guidance. Interleukin Genetics leverages its research, intellectual property and genetic panel development expertise in metabolism and inflammation to facilitate the emerging personalized healthcare market. The Company markets its tests through partnerships with health and wellness companies, healthcare professionals and other distribution channels. Interleukin Genetics’ flagship products include its proprietary PST genetic risk panel for periodontal disease and tooth loss susceptibility sold through dentists and the Inherent Health Weight Management Genetic Test that identifies the most effective diet and exercise program for an individual based on genetics. Interleukin Genetics is headquartered in Waltham, Mass. and operates an on-site, state-of-the-art DNA testing laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA). For more information, please visit http://www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements, including statements that the clinical studies have the potential to expand the use of the PST® Genetic Test. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks and uncertainties described in the Interleukin Genetics’ annual report on Form 10-K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. Interleukin Genetics disclaims any obligation or intention to update these forward-looking statements.

#  #  #

Contact:
Media:
Interleukin Genetics, Inc.
Jennifer Violette, 781-398-0700 ext.1210
Public Relations
jviolette@ilgenetics.com
or
Investors:
Interleukin Genetics, Inc.
Eliot Lurier, 781-398-0700 ext.1204
Chief Financial Officer
elurier@ilgenetics.com